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Contract of Maximum Line of Credit
No. A04 1101 0906 0100 028

Party A: International Business Department, Bank of Nanjing Co., Ltd.
Party B: Ever-Glory International Group Apparel Inc.

In order to ensure Party A has its loan paid by Party B to the maximum amount, and to clarify the domain of credit of the guaranty of maximum amount, Party A and Party B have entered into the Contract for mutual observance and joint performance, according to governing laws, regulations and rules, and through negotiation and agreement.

Article 1  Definitions

1.1
Maximum Line of Credit referred to in the Contract is the maximum amount of the credits (including but not limited to such on-or-off balance sheet businesses as a loan, a commitment of loan, an acceptance, a discount cash, a bond buy-back, a business financing, a factor, a letter of credit, a letter of guarantee, an overdraft, an inter-bank lending, a guaranty, etc.) that will be determinated in succession during a given term (i.e. Credit-determination Period). It is the summation of the balances of a credit Party A grants Party B during a given term, including the following two portions of undue balances of credit and due but unpaid balances of credit:

(1)	Undue balance is the summation of all the credit balances to be paid but not paid because the term of debt-paying has not expired;
(2)	Due but unpaid balance is the summation of all the credit balances not paid by Party B despite of the expiration of the debt-paying term.

The above-mentioned Maximum Line of Credit does not include a full amount pledge provided by a deposit certificate, national debt, guarantee deposit, Golden Plum Blossom financing product, or a full amount irrevocable guaranty of joint and several liability provided by a financial organization recognized by Party A, or a full amount policy-based credit insurance provided by China Export & Credit Insurance Corporation, or the credit amount guaranteed by other measures which are capable of risk compensation to the full amount and are recognized by Party A.

1.2	Credit-determination Period in the Contract is the period of time when credits occur. The credit of a guaranty of maximum amount is determinated when this Period expires.

Article 2  The Maximum Line of Credit and the Credit-determination Period

The Maximum Line of Credit under the Contract is RMB40,000,000.00, said Forty Million RMB Yuan. The Credit-determination Period is from June 1, 2009 to June 1, 2010.

During the above-mentioned period of Period, the summation of the credit balances granted to Party B by Party A shall not exceed the Maximum Line of Credit. When some credits are repaid, Party B may apply for the re-use of the repaid portion.

Article 3  The Occurrence of Credit

The above-mentioned Maximum Line of Credit does not mean a public granting of credit by Party A to Party B, and does not constitute any commitment of Party A for Party B.

During the Credit-determination Period and within the Maximum Line of Credit, Party B applies for specific businesses amount by amount based on its fund shortage, and only can use the capital after Party A has audited, ratified, and agreed to its usage. The beginning date of such a business shall be within the Credit-determination Period, but the ending date of such a business shall or shall not be within this Period depending on the specific business contracts, agreements or the applications related to the business. These specific business contracts, agreements or the applications related to the business are all the legal part of the Contract.

Article 4  The Guaranty of Maximum Amount

4.1
To ensure that Party B makes the repayment of the credits occurred in succession during the Credit-determination Period, one or more forms of guaranty are provided to Party A by the following sureties:

(1)
Jiangsu Ever-Glory International Group Corporation and Goldenway Nanjing Garment Co., Ltd. provide the guaranties of maximum amount, and conclude with Party A related Contracts of Guaranty of Maximum Amount at the time when the Contract takes effect; or

(2)	provides a pledge guarantee of maximum amount, and concludes with Party A a related Contract of Pledge of Maximum Amount at the time when the Contract takes effect; or

(3)	provides the pledge of rights guarantee of maximum amount, and concludes with Party A a related Contract of Pledge of Rights of Maximum Amount at the time when the Contract takes effect.

4.2 For any change to the guaranty under the Contract which went against the credit of Party A, Party B, by notification of Party A, shall provide further guaranty recognized by Party A as required.

Article 5  Remedy for Breach of the Contract

In case of any violation by Party B of laws, regulations, rules, etc. or any stipulations of the Contract, Party A is entitled to execute one or more of the following rights:

(1)	to demand Party B rectify its violation within a definite time;

(2)	to demand Party B provide further guaranty recognized by Party A;

(3)	to execute other rights provided by laws, rules, regulations, or stipulations of the Contract.

Article 6  Applicable Laws and Settlement of Disputes

6.1	The Contract is concluded in accordance with the laws of People’s Republic of China, which are applicable to the Contract.

6.2
Any dispute occurred in the course of the execution of the Contract shall be settled through negotiations. In case of no settlement is reached, Type 1 shall be chosen from the following settling manners:

(Type 1)	Bring a lawsuit to the People’s Court at the locality of Party A, or

(Type 2)
Apply to / Arbitration Commission for arbitration (the locality is / ) with the arbitration rules active and effective at the time the application is made. The arbitration decision is final and binding on both parties.

In the course of lawsuit or arbitration, terms and conditions under the Contract which are not involved in the dispute shall still be executed or fulfilled.

Article 7  Effectiveness, Alteration and Periodination of the Contract

7.1
The Contract shall enter into effect on the day when it is signed by or sealed with the name stamp of the legal representative, principle, or authorized representative of Party A and sealed with the Corporate Seal or Special Contract Seal of Party A, and signed by or sealed with the name stamp of the legal representative or authorized representative of Party B and sealed with the Corporate Seal or Special Contract Seal of Party B

7.1
After the Contract enters into effect, neither Party A nor Party B shall arbitrarily alter or terminate it unless further stipulated by the Contract; in the case of needy alteration or termination, a written agreement should be reached by both parties through negotiation. All terms and conditions of the Contract remain effective before such written agreement is reached.

Article 8  Other Stipulations

Not Applicable

Article 9  Supplementary Provisions

9.1	The Contract is made in two copies, one is held by Party B, and one is held by Party A, and each copy has the equal legal force.

9.2	Any matters not covered by the Contract shall be handled in compliance with relevant national laws, regulations and rules.

Article 10  Miscellaneous

10.1
In signing and exercising the Contract, both parties have been approved by law or have been given the approval by the competent decision-maker stipulated in their respective articles of corporation or by government supervision department, and obtained the necessary, sufficient and legal authorization.

10.2
In signing the Contract, the parties expressed their true intentions, the signatures and seals were genuine, the signing representatives are authorized, and the Contract has legally binding on both parties.

10.3
Party B has the right to own its whole property, and all the documentation it produced to Party A is true, legal and effective, and contains neither mistake nor omission of facts which disagrees with the truth.

10.4
Party B has read all the content of the Contract. As requested by Party B, Party A has made relevant explanation on the terms and conditions of the Contract. Party B has got a full knowledge and understanding of the significations and legal consequences of the stipulations of the Contract.

16.5	Party A is a legally established bank, and is qualified to operate the business under the Contract.

Party A:	Party B:
International Business Department	Ever-Glory International Group Apparel Inc.
Bank of Nanjing Co., ltd.	(Seal)
(Seal)

Legal Representative	Legal Representative
(Principle or Authorized Agent):	(or Authorized Agent):
(Signature)	(Signature)
/s/ Wei Zhang	/s/ Jiajun Sun
Address:	Address:
Post Code:	Post Code:
Contact No.:	Contact No.:
Date of Signing: July 3, 2009	Date of Signing: July 3, 2009